Press Release

F.N.B. Corporation Reports Third Quarter 2018 Earnings per Share of $0.30
Earnings per Share Increases 30% Year-over-Year
PITTSBURGH, PA - October 23, 2018 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2018 with net income available to common stockholders of $98.8 million, or $0.30 per diluted common share. Comparatively, third quarter of 2017 net income available to common stockholders totaled $75.7 million, or $0.23 per diluted common share, and second quarter of 2018 net income available to common stockholders totaled $83.2 million, or $0.26 per diluted common share.
On an operating basis, third quarter of 2018 earnings per diluted common share (non-GAAP) was $0.29, excluding a $5.1 million gain recognized from the sale of Regency Finance Company (Regency). Comparatively, third quarter of 2017 operating earnings per diluted common share (non-GAAP) was $0.24, excluding the impact of $1.4 million of merger-related expenses. Second quarter of 2018 operating earnings per diluted common share was $0.27, excluding the impact of $6.6 million of branch consolidation costs, as well as the impact of a $0.9 million discretionary 401(k) contribution made following tax reform. Of the branch consolidation costs in the second quarter of 2018, $2.9 million were included in non-interest expense and $3.7 million were recorded as a loss on fixed assets reducing non-interest income.
Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer, commented, “Earnings per share for the third quarter of 2018 increased 30% to $0.30 from the third quarter of 2017. The quarter’s performance represents record total revenue and record net income, solid loan growth, double-digit annualized deposit growth and a 6.7% reduction in total expenses compared to the prior quarter. We are very pleased with the results that included positive operating leverage and an improved efficiency ratio of 53.7%. Return on tangible common equity of 19% reflects our commitment to driving further value creation and increasing returns for our shareholders.”

Third Quarter 2018 Highlights
(All comparisons refer to the third quarter of 2017, except as noted)

•	Growth in total average loans was $1.1 billion, or 5.4%, with average commercial loan growth of $545 million, or 4.2%, and average consumer loan growth of $576 million, or 7.5%.

•
Total average deposits grew $1.9 billion, or 9.1%, including an increase in average non-interest bearing deposits of $439 million, or 7.9%, and an increase in average time deposits of $1.4 billion, or 37.9%.

•	The loan to deposit ratio was 92.9% at September 30, 2018, compared to 94.9%.

•
The net interest margin (FTE) (non-GAAP) declined 8 basis points to 3.36% from 3.44%, reflecting a 3 basis point decrease in the fully taxable equivalent adjustment related to the impact of tax reform. Included in the net interest margin of 3.36% and 3.44%, Regency contributed 8 basis points and 13 basis points, respectively.

•	Total revenue increased 6.3% to $310 million, reflecting a 4.2% increase in net interest income and a 13.1% increase in non-interest income.

•
Non-interest income increased $8.7 million or 13.1%. Excluding the Regency gain on sale, operating non-interest income increased $3.5 million or 5.4%, with increases in mortgage banking, wealth management and capital markets.

•	The efficiency ratio equaled 53.7%, compared to 53.1% in the third quarter of 2017 and 55.6% in the second quarter of 2018.

•
The annualized net charge-offs to total average loans ratio increased to 0.27% from 0.24%. The third quarter of 2018 included 13 basis points of net charge-offs from the mark to fair value on the Regency loans prior to the sale, with no associated provision expense.

•	The ratio of the allowance for credit losses to total loans and leases was essentially flat at 0.81%, compared to 0.82%.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on acquired loans. "Organic growth" refers to growth excluding the benefit of initial balances from acquisitions.

Quarterly Results Summary	3Q18	2Q18	3Q17
Reported results
Net income available to common stockholders (millions)	$98.8	$83.2	$75.7
Net income per diluted common share	$0.30	$0.26	$0.23
Book value per common share (period-end)	$13.62	$13.47	$13.39
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$94.7	$89.1	$76.6
Operating net income per diluted common share	$0.29	$0.27	$0.24
Tangible common equity to tangible assets (period-end)	6.89%	6.79%	6.87%
Tangible book value per common share (period-end)	$6.44	$6.26	$6.12
Average Diluted Common Shares Outstanding (thousands)	325,653	325,730	324,905
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$—	$(1.4)
After-tax impact of merger-related expenses	$—	$—	$(0.9)
Pre-tax discretionary 401(k) contribution	$—	$(0.9)	$—
After-tax impact of discretionary 401(k) contribution	$—	$(0.7)	$—
Pre-tax gain on sale of subsidiary	$5.1	$—	$—
After-tax impact of gain on sale of subsidiary	$4.1	$—	$—
Pre-tax branch consolidation costs	$—	$(6.6)	$—
After-tax impact of branch consolidation costs	$—	$(5.2)	$—
(1) Favorable (unfavorable) impact on earnings
Year-to-Date Results Summary	2018	2017
Reported results
Net income available to common stockholders (millions)	$266.7	$169.0
Net income per diluted common share	$0.82	$0.57
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$268.6	$204.3
Operating net income per diluted common share	$0.82	$0.69
Average Diluted Common Shares Outstanding (thousands)	325,675	296,653
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$(55.5)
After-tax impact of merger-related expenses	$—	$(37.0)
Pre-tax merger-related net securities gains	$—	$2.6
After-tax impact of net merger-related securities gains	$—	$1.7
Pre-tax discretionary 401(k) contribution	$(0.9)	$—
After-tax impact of discretionary 401(k) contribution	$(0.7)	$—
Pre-tax gain on sale of subsidiary	$5.1	$—
After-tax impact of gain on sale of subsidiary	$4.1	$—
Pre-tax branch consolidation costs	$(6.6)	$—
After-tax impact of branch consolidation costs	$(5.2)	$—
(1) Favorable (unfavorable) impact on earnings

Third Quarter 2018 Results – Comparison to Prior-Year Quarter
Net interest income totaled $234.8 million, increasing $9.6 million or 4.2%. The net interest margin (FTE) (non-GAAP) declined 8 basis points to 3.36% and included $5.9 million of incremental purchase accounting accretion and $1.5 million of cash recoveries, compared to $2.2 million and $4.3 million, respectively, in the third quarter of 2017. Regency contributed $5.6 million of net interest income, or 0.08% to net interest margin, compared to $9.0 million or 0.13%. The sale of Regency, which included $132 million of direct installment loans, closed on August 31, 2018. The impact of the tax equivalent adjustment to net interest margin decreased to 0.06%, compared to 0.09% in the same quarter last year, due primarily to the impact of tax reform. Total average earning assets increased $1.6 billion, or 5.9%, due primarily to average loan growth of $1.1 billion.
Average loans totaled $21.8 billion and increased 5.4%, due to solid growth in the commercial and consumer portfolios. Average commercial loan growth totaled $545 million, or 4.2%, led by strong commercial activity in the Cleveland and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Average consumer loan growth was $576 million, or 7.5%, as growth in indirect auto loans of $424 million, or 30.2%, and residential mortgage loans of $379 million, or 14.9%, was partially offset by declines in average direct installment loans and consumer lines of credit.
Average deposits totaled $23.1 billion, an increase of $1.9 billion, or 9.1%, reflecting growth in non-interest bearing deposits of $439 million, or 7.9%, and growth in time deposits of $1.4 billion, or 37.9%. The growth in non-interest bearing deposits reflected continued successful efforts to attract new and larger corporate customers across our footprint. The loan-to-deposit ratio was 92.9% at September 30, 2018, compared to 94.9% at September 30, 2017.
Non-interest income totaled $74.8 million, increasing $8.7 million, or 13.1%, from the prior-year quarter, reflecting the $5.1 million gain on sale of Regency, and continued growth in our fee-based businesses. Capital markets income increased $2.3 million, or 80.7%, from the prior-year quarter, primarily attributable to higher levels of commercial swap activity across our footprint. Mortgage banking income increased $0.5 million or 9.7% from the prior-year quarter. Trust income increased $0.6 million, or 11.2%, and securities commissions increased $0.5 million, or 11.2%, reflecting organic growth and increased brokerage activity.
Non-interest expense totaled $170.7 million, increasing 4.3% compared to the prior-year quarter, which included $1.4 million of merger-related expenses. The primary driver of the increase in non-interest expense was an 8.7% increase in salaries and employee benefits as a result of increasing the minimum wage for FNB hourly employees in response to tax reform, normal annual merit increases and higher incentive compensation from business activities. The efficiency ratio (non-GAAP) was 53.7%, up slightly from 53.1%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 7 basis points to 0.63%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 18 basis points to 0.73%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 12 basis points to 0.79%, compared to 0.91% at September 30, 2017.
The provision for credit losses totaled $16.0 million, compared to $16.8 million in the prior-year quarter. Net charge-offs totaled $14.7 million, or 0.27% annualized of total average loans, compared to $12.5 million, or 0.24% annualized in the prior-year quarter. For the originated portfolio, net charge-offs were $14.2 million, or 0.33% annualized of total average originated loans, compared to $13.0 million or 0.37% annualized of total average originated loans. Included in reported net charge-offs for the third quarter was $7.1 million or 0.13% for the mark to fair value on the Regency loans prior to sale with no associated provision impact. The ratio of the allowance for credit losses to total loans and leases was 0.81% and 0.82% at September 30, 2018 and September 30, 2017, respectively. For the originated portfolio, the allowance for credit losses to total originated loans was 1.00%, compared to 1.12% at September 30, 2017.
The effective tax rate was 18.0%, compared to 29.9%, reflecting the passage of the Tax Cuts and Jobs Act (TCJA), which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018.

The tangible common equity to tangible assets ratio (non-GAAP) increased 2 basis points to 6.89% at September 30, 2018, compared to 6.87% at September 30, 2017. The tangible book value per common share (non-GAAP) was $6.44 at September 30, 2018, an increase of $0.32 from September 30, 2017.
Third Quarter 2018 Results – Comparison to Prior Quarter
Net interest income totaled $234.8 million, decreasing $4.6 million or 1.9%. The net interest margin (FTE) (non-GAAP) declined 15 basis points to 3.36% and included $5.9 million of incremental purchase accounting accretion and $1.5 million of cash recoveries, compared to $5.8 million and $10.2 million, respectively, in the second quarter. Regency contributed $5.6 million to net interest income, or 0.08% to net interest margin, compared to $8.5 million or 0.12% due to the timing of the transaction close. Total average earning assets increased $457 million, or 6.5% annualized, due to average loan growth of $330 million and a $128 million increase in average securities.
Average loans totaled $21.8 billion and increased 6.1% annualized, with average commercial loan growth of $90 million, or 2.7% annualized, and average consumer loan growth of $240 million, or 11.9% annualized. Commercial balances included growth of $53 million, or 18.5%, in commercial leases, while consumer balances reflected continued growth in indirect auto loans of $205 million, or 50.1% annualized, and residential mortgage loans of $100 million, or 14.2% annualized, partially offset by declines in direct installment loans and consumer lines of credit.
Average deposits totaled $23.1 billion and increased $638 million, or 11.3% annualized, due primarily to growth in average time deposits and average non-interest bearing deposits of $445 million and $202 million, respectively. The growth in non-interest bearing deposits primarily reflected successful efforts to attract new and larger corporate customers during the quarter. The loan-to-deposit ratio was 92.9% at September 30, 2018, compared to 96.1% at June 30, 2018.
Non-interest income totaled $74.8 million, increasing $9.9 million, or 15.3%, from the prior quarter. Excluding the previously-mentioned gain on the sale of Regency in the third quarter of 2018 and branch consolidation-related loss on fixed assets in the second quarter of 2018, non-interest income increased $1.1 million, or 6.6% annualized. This was primarily due to an increase in service charges of $0.8 million and an increase in insurance commissions and fees of $0.4 million. Additionally, mortgage banking, capital markets, and wealth management produced strong fee income contributions, consistent with the prior quarter.
Non-interest expense totaled $170.7 million, a decrease of $12.3 million, or 6.7%, compared to the prior quarter, which included branch consolidation expenses of $2.9 million and a $0.9 million discretionary 401(k) contribution made following tax reform. Excluding these items, non-interest expense decreased $8.5 million or 4.7%. The primary driver of the third quarter decrease in non-interest expense was a 9.3% decrease in salaries and employee benefits. This was partly attributable to a medical insurance claim of $2.6 million and a $1.0 million payroll tax rate adjustment, both recognized in the second quarter, as well as branch consolidations in the second quarter and the sale of Regency. The efficiency ratio (non-GAAP) improved to 53.7% from 55.6%.
The ratio of non-performing loans and OREO to total loans and OREO increased 2 basis points to 0.63%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO increased 2 basis points to 0.73%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, increased 11 basis points to 0.79%, compared to 0.68% at June 30, 2018.
The provision for credit losses totaled $16.0 million, compared to $15.6 million in the prior quarter. Net charge-offs totaled $14.7 million, or 0.27% annualized of total average loans, compared to $18.2 million, or 0.34%, annualized in the prior quarter. For the originated portfolio, net charge-offs were $14.2 million, or 0.33% annualized of total average originated loans, compared to $14.8 million or 0.36% annualized of total average originated loans. Third quarter net charge-offs included $7.1 million, or 0.13% on a GAAP basis, from the mark to fair value on the Regency loans prior to the sale, while second quarter net charge-offs included $6.3 million, or 0.12%, related to a sale of non-performing loans. Both actions had no associated provision expense. The ratio of the allowance for credit losses to total loans and leases was 0.81% and 0.82% at September 30, 2018 and June 30, 2018, respectively. For the originated portfolio, the allowance for credit losses to total originated loans declined to 1.00% from 1.02% at June 30, 2018.

The effective tax rate was 18.0%, compared to 19.4% in the prior quarter. The decrease is primarily attributable to adjustments made to the provisional deferred tax remeasurement related to the passage of the TCJA.
The tangible common equity to tangible assets ratio (non-GAAP) increased 10 basis points to 6.89% at September 30, 2018, compared to 6.79% at June 30, 2018. The tangible book value per common share (non-GAAP) was $6.44 at September 30, 2018, an increase of $0.18 from June 30, 2018.
September 30, 2018 Year-To-Date Results - Comparison to Prior Year-To-Date Period
Net interest income totaled $700.2 million, increasing $83.8 million, or 13.6%, reflecting average earning asset growth of $3.1 billion, or 12.4%, due to the benefit of balances acquired on March 11, 2017 and organic growth. The net interest margin (FTE) (non-GAAP) expanded 1 basis point to 3.42%, reflecting higher yields on earning assets mostly offset by higher rates paid on deposits and borrowings. The first nine months of 2018 included $10.8 million of higher incremental purchase accounting accretion and $6.9 million of higher cash recoveries, compared to the first nine months of 2017. The tax-equivalent adjustment to net interest margin was 0.05%, compared to 0.07%, primarily due to the lower federal statutory tax rate.
Average loans totaled $21.5 billion, an increase of $2.4 billion, or 12.4%, due to the benefit from acquired balances and continued organic growth. Organic growth in total average loans equaled $1.1 billion, or 5.4%. Organic growth in average commercial loans totaled $572 million, or 4.4%. Total average organic consumer loan growth of $529 million, or 7.1%, was led by strong growth in residential mortgage loans of $393 million and indirect auto loans of $329 million, partially offset by declines in consumer credit lines and direct installment balances. Average deposits totaled $22.6 billion and increased $2.8 billion, or 13.9%, due to the benefit of acquired balances and average organic growth of $1.4 billion or 6.8%.
Non-interest income totaled $207.2 million, increasing $19.9 million or 10.6%. Excluding the $5.1 million gain on the sale of Regency and $3.7 million loss on fixed assets related to branch consolidations in 2018 and the $2.6 million merger-related net securities gains in 2017, non-interest income increased $21.0 million, or 11.4%, attributable to the expanded operations in North and South Carolina and continued growth of our fee-based businesses of wealth management, capital markets, mortgage banking and insurance.
Non-interest expense totaled $524.8 million, increasing $9.8 million, or 1.9%. The first nine months of 2018 included $2.9 million of branch consolidation expenses and a $0.9 million discretionary 401(k) contribution made following tax reform, while the first nine months of 2017 included $55.5 million of merger-related expenses. Excluding these expenses, total non-interest expense increased $61.5 million, or 13.4%, with the increase primarily attributable to the expanded operations in North and South Carolina. The efficiency ratio (non-GAAP) was 55.0%, compared to 54.7% in the first nine months of 2017.
The provision for credit losses was $46.0 million for the first nine months of 2018, compared to $44.4 million for the first nine months of 2017. Net charge-offs totaled $43.5 million, or 0.27% annualized of total average loans, compared to $32.4 million or 0.23% in the first nine months of 2017. Originated net charge-offs were 0.33% annualized of total average originated loans for both nine-month periods. Net charge-offs during 2018 included $13.4 million, or 0.08% on a GAAP basis, related to a sale of nonperforming loans and the sale of Regency. Both actions had no associated provision expense.
The effective tax rate was 19.0%, compared to 28.4%, reflecting the passage of the TCJA, which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018. The effective tax rate for the first nine months of 2017 was affected by merger-related items.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as merger expenses, branch consolidation costs and special one-time employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. The merger expenses and branch consolidation charges principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of a business are not organic to our operations.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP).  Taxable equivalent amounts for the 2018 period were calculated using a federal income tax rate of 21% provided under the TCJA (effective January 1, 2018).  Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

Cautionary Statement Regarding Forward-Looking Information
A number of statements (i) in this earnings release, (ii) in our presentations, and (iii) in our responses to questions on our conference call discussing our quarterly results and transactions, strategies and plans may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings, liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risk, uncertainties and unforeseen events which may cause actual results to differ materially from future results expressed, projected or implied by these forward-looking statements. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. Further, it is not possible to assess the effect of all risk factors on our business of the extent to which any one risk factor or compilation thereof may cause actual results to differ materially from those contained in any forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; changes or errors in the methodologies, models, assumptions and estimates we use to prepare our financial statements, make business decisions and manage risks; inflation; inability to effectively grow and expand our customer bases; our ability to execute on key priorities, including successful completion of acquisitions and dispositions, business retention or expansion plans, strategic plans and attract, develop and retain key executives; and potential difficulties encountered in expanding into a new and remote geographic market; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; economic conditions in the various regions in which we operate; competitive conditions, including increased competition through internet, mobile banking, fintech, and other non-traditional competitors; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; the inability to originate and re-sell mortgage loans in accordance with business plans; our inability to effectively manage our economic exposure and GAAP earnings exposure to interest rate volatility, including availability of appropriate derivative financial investments needed for interest rate risk management purposes; economic conditions; interruption in or breach of security of our information systems; the failure of third parties and vendors to comply with their obligations to us, including related to care, control, and protection of such information; the evolution of various types of fraud or other criminal behavior to which we are exposed; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to, the recently enacted TCJA; changes in or anticipated impact of accounting policies, standards and interpretations; ability to maintain adequate liquidity to fund our operations; changes in asset valuations; the initiation of significant legal or regulatory proceedings against us and the outcome of any significant legal or regulatory proceeding including, but not limited to, actions by federal or state authorities and class action cases, new decisions that result in changes to previously settled law or regulation, and any unexpected court or regulatory rulings; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms.
The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2017, our subsequent 2018 Quarterly Reports on Form 10-Q's (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
FNB's Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, will host a conference call to discuss the Company's financial results on Tuesday, October 23, 2018, at 8:30 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10124339. Callers who pre-register will be provided a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 or (412) 317-5133 for international callers. Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available prior to the start of the call on the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com.
A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, October 30, 2018. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the conference replay access code is 10124339. Following the call, the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.
About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of approximately $33 billion, and approximately 400 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.
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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				% Variance
				3Q18	3Q18	For the Nine Months Ended September 30,		%
Statement of Earnings	3Q18	2Q18	3Q17	2Q18	3Q17	2018	2017	Var.
Interest income	$297,815	$294,117	$263,514	1.3	13.0	$864,859	$709,241	21.9
Interest expense	63,028	54,762	38,283	15.1	64.6	164,612	92,843	77.3
Net interest income	234,787	239,355	225,231	(1.9)	4.2	700,247	616,398	13.6
Provision for credit losses	15,975	15,554	16,768	2.7	(4.7)	46,024	44,374	3.7
Non-interest income:
Service charges	31,922	31,114	32,212	2.6	(0.9)	93,113	88,883	4.8
Trust services	6,395	6,469	5,748	(1.1)	11.2	19,312	17,210	12.2
Insurance commissions and fees	5,001	4,567	5,029	9.5	(0.6)	14,703	14,517	1.3
Securities commissions and fees	4,491	4,526	4,038	(0.8)	11.2	13,336	11,548	15.5
Capital markets income	5,100	5,854	2,822	(12.9)	80.7	16,168	11,673	38.5
Mortgage banking operations	5,962	5,940	5,437	0.4	9.7	17,431	14,400	21.0
Net securities gains	—	31	2,777	n/m	n/m	31	5,895	n/m
Other	15,963	6,388	8,088	149.9	97.4	33,132	23,219	42.7
Total non-interest income	74,834	64,889	66,151	15.3	13.1	207,226	187,345	10.6
Total revenue	309,621	304,244	291,382	1.8	6.3	907,473	803,743	12.9
Non-interest expense:
Salaries and employee benefits	89,535	98,671	82,383	(9.3)	8.7	277,532	240,860	15.2
Occupancy and equipment	27,812	29,332	27,434	(5.2)	1.4	87,177	74,893	16.4
FDIC insurance	8,821	9,167	9,183	(3.8)	(3.9)	26,822	23,946	12.0
Amortization of intangibles	3,805	3,811	4,805	(0.2)	(20.8)	11,834	12,716	(6.9)
Other real estate owned	1,492	2,233	1,421	(33.2)	5.0	5,092	3,412	49.2
Merger-related	—	—	1,381	n/m	n/m	—	55,459	n/m
Other	39,264	39,799	37,136	(1.3)	5.7	116,368	103,726	12.2
Total non-interest expense	170,729	183,013	163,743	(6.7)	4.3	524,825	515,012	1.9
Income before income taxes	122,917	105,677	110,871	16.3	10.9	336,624	244,357	37.8
Income taxes	22,154	20,471	33,178	8.2	(33.2)	63,893	69,279	(7.8)
Net income	100,763	85,206	77,693	18.3	29.7	272,731	175,078	55.8
Preferred stock dividends	2,010	2,010	2,010	—	—	6,030	6,030	—
Net income available to common stockholders	$98,753	$83,196	$75,683	18.7	30.5	$266,701	$169,048	57.8
Earnings per common share
Basic	$0.30	$0.26	$0.23	15.4	30.4	$0.82	$0.57	43.9
Diluted	$0.30	$0.26	$0.23	15.4	30.4	$0.82	$0.57	43.9
n/m - not meaningful

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				% Variance
				3Q18	3Q18
Balance Sheets (at period end)	3Q18	2Q18	3Q17	2Q18	3Q17
Assets
Cash and due from banks	$397,268	$398,641	$433,442	(0.3)	(8.3)
Interest bearing deposits with banks	40,585	35,058	81,898	15.8	(50.4)
Cash and cash equivalents	437,853	433,699	515,340	1.0	(15.0)
Securities available for sale	3,298,894	3,002,787	2,855,350	9.9	15.5
Securities held to maturity	3,206,345	3,295,081	2,985,921	(2.7)	7.4
Loans held for sale	42,083	44,112	113,778	(4.6)	(63.0)
Loans and leases, net of unearned income	21,839,403	21,659,582	20,817,436	0.8	4.9
Allowance for credit losses	(177,881)	(176,574)	(170,016)	0.7	4.6
Net loans and leases	21,661,522	21,483,008	20,647,420	0.8	4.9
Premises and equipment, net	323,244	324,659	336,294	(0.4)	(3.9)
Goodwill	2,249,541	2,251,349	2,254,831	(0.1)	(0.2)
Core deposit and other intangible assets, net	80,290	84,096	96,876	(4.5)	(17.1)
Bank owned life insurance	533,991	532,135	498,698	0.3	7.1
Other assets	783,832	806,637	818,787	(2.8)	(4.3)
Total Assets	$32,617,595	$32,257,563	$31,123,295	1.1	4.8
Liabilities
Deposits:
Non-interest bearing demand	$6,018,852	$5,926,473	$5,569,239	1.6	8.1
Interest bearing demand	9,519,704	9,134,954	9,675,170	4.2	(1.6)
Savings	2,513,679	2,607,372	2,513,163	(3.6)	—
Certificates and other time deposits	5,447,751	4,870,988	4,171,599	11.8	30.6
Total Deposits	23,499,986	22,539,787	21,929,171	4.3	7.2
Short-term borrowings	3,679,380	4,334,146	3,872,301	(15.1)	(5.0)
Long-term borrowings	627,049	628,938	658,783	(0.3)	(4.8)
Other liabilities	286,316	281,450	227,119	1.7	26.1
Total Liabilities	28,092,731	27,784,321	26,687,374	1.1	5.3
Stockholders' Equity
Preferred stock	106,882	106,882	106,882	—	—
Common stock	3,263	3,262	3,251	—	0.4
Additional paid-in capital	4,046,168	4,043,124	4,029,334	0.1	0.4
Retained earnings	516,865	457,326	369,861	13.0	39.7
Accumulated other comprehensive loss	(126,840)	(115,885)	(54,310)	9.5	133.5
Treasury stock	(21,474)	(21,467)	(19,097)	—	12.4
Total Stockholders' Equity	4,524,864	4,473,242	4,435,921	1.2	2.0
Total Liabilities and Stockholders' Equity	$32,617,595	$32,257,563	$31,123,295	1.1	4.8

F.N.B. Corporation	3Q18			2Q18			3Q17
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$46,588	$345	2.93%	$47,783	$267	2.24%	$117,602	$320	1.08%
Taxable investment securities (2)	5,310,719	30,467	2.29	5,218,200	28,995	2.22	4,913,122	24,763	2.02
Non-taxable investment securities (1)	1,030,743	9,090	3.53	995,704	8,727	3.51	812,305	8,515	4.19
Loans held for sale	47,846	723	6.03	46,667	767	6.58	139,693	2,091	5.97
Loans and leases (1) (3)	21,774,929	260,590	4.75	21,445,030	258,680	4.84	20,654,316	232,998	4.48
Total Interest Earning Assets (1)	28,210,825	301,215	4.24	27,753,384	297,436	4.30	26,637,038	268,687	4.01
Cash and due from banks	367,764			359,714			374,542
Allowance for credit losses	(180,387)			(182,598)			(169,283)
Premises and equipment	323,682			331,739			334,870
Other assets	3,680,919			3,685,512			3,733,497
Total Assets	$32,402,803			$31,947,751			$30,910,664
Liabilities
Deposits:
Interest-bearing demand	$9,324,789	16,492	0.70	$9,287,811	13,691	0.59	$9,376,003	9,338	0.40
Savings	2,573,673	1,636	0.25	2,620,084	1,490	0.24	2,480,626	792	0.13
Certificates and other time	5,256,660	20,047	1.51	4,811,842	15,868	1.30	3,812,916	8,857	0.92
Short-term borrowings	3,863,563	19,576	2.00	4,098,161	18,409	1.79	4,394,106	14,387	1.29
Long-term borrowings	627,524	5,277	3.34	650,562	5,304	3.27	658,495	4,909	2.96
Total Interest Bearing Liabilities	21,646,209	63,028	1.15	21,468,460	54,762	1.02	20,722,146	38,283	0.73
Non-interest bearing demand deposits	5,966,581			5,764,144			5,527,180
Other liabilities	274,005			253,637			234,358
Total Liabilities	27,886,795			27,486,241			26,483,684
Stockholders' equity	4,516,008			4,461,510			4,426,980
Total Liabilities and Stockholders' Equity	$32,402,803			$31,947,751			$30,910,664
Net Interest Earning Assets	$6,564,616			$6,284,924			$5,914,892
Net Interest Income (FTE) (1)		238,187			242,674			230,404
Tax Equivalent Adjustment		(3,400)			(3,319)			(5,173)
Net Interest Income		$234,787			$239,355			$225,231
Net Interest Spread			3.09%			3.28%			3.28%
Net Interest Margin (1)			3.36%			3.51%			3.44%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017 for each period presented.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. Corporation	Nine Months Ended September 30,
(Unaudited)	2018			2017
(Dollars in thousands)		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$65,882	$972	1.97%	$97,122	$660	0.91%
Federal funds sold	—	—	—	1,509	9	0.72
Taxable investment securities (2)	5,192,707	86,341	2.22	4,773,606	72,373	2.02
Non-taxable investment securities (1)	992,781	26,095	3.50	666,469	20,833	4.17
Loans held for sale	53,404	2,401	6.00	82,254	3,960	6.43
Loans and leases (1) (3)	21,460,794	758,873	4.73	19,084,962	624,575	4.37
Total Interest Earning Assets (1)	27,765,568	874,682	4.21	24,705,922	722,410	3.91
Cash and due from banks	362,098			336,303
Allowance for credit losses	(181,154)			(165,543)
Premises and equipment	330,698			319,901
Other assets	3,674,471			3,274,305
Total Assets	$31,951,681			$28,470,888
Liabilities
Deposits:
Interest-bearing demand	$9,333,557	41,637	0.60	$8,703,870	22,426	0.34
Savings	2,576,869	4,164	0.22	2,495,632	1,954	0.10
Certificates and other time	4,904,114	49,892	1.36	3,503,637	23,100	0.88
Short-term borrowings	3,981,880	53,192	1.78	3,831,883	32,020	1.11
Long-term borrowings	646,229	15,727	3.25	625,010	13,343	2.85
Total Interest Bearing Liabilities	21,442,649	164,612	1.02	19,160,032	92,843	0.65
Non-interest bearing demand deposits	5,780,770			5,140,016
Other liabilities	258,685			225,219
Total Liabilities	27,482,104			24,525,267
Stockholders' equity	4,469,577			3,945,621
Total Liabilities and Stockholders' Equity	$31,951,681			$28,470,888
Net Interest Earning Assets	$6,322,919			$5,545,890
Net Interest Income (FTE) (1)		710,070			629,567
Tax Equivalent Adjustment		(9,823)			(13,169)
Net Interest Income		$700,247			$616,398
Net Interest Spread			3.19%			3.26%
Net Interest Margin (1)			3.42%			3.41%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

				For the Nine Months Ended September 30,
	3Q18	2Q18	3Q17	2018	2017
Performance ratios
Return on average equity	8.85%	7.66%	6.96%	8.16%	5.93%
Return on average tangible equity (1)	18.86%	16.66%	15.39%	17.68%	12.79%
Return on average tangible common equity (1)	19.44%	17.14%	15.82%	18.22%	13.10%
Return on average assets	1.23%	1.07%	1.00%	1.14%	0.82%
Return on average tangible assets (1)	1.37%	1.19%	1.12%	1.27%	0.93%
Net interest margin (FTE) (2)	3.36%	3.51%	3.44%	3.42%	3.41%
Yield on earning assets (FTE) (2)	4.24%	4.30%	4.01%	4.21%	3.91%
Cost of interest-bearing liabilities	1.15%	1.02%	0.73%	1.02%	0.65%
Cost of funds	0.90%	0.81%	0.58%	0.81%	0.51%
Efficiency ratio (1)	53.73%	55.64%	53.15%	55.04%	54.68%
Effective tax rate	18.02%	19.37%	29.92%	18.98%	28.35%
Capital ratios
Equity / assets (period end)	13.87%	13.87%	14.25%
Common equity / assets (period end)	13.54%	13.54%	13.91%
Leverage ratio	7.75%	7.64%	7.64%
Tangible equity / tangible assets (period end) (1)	7.25%	7.14%	7.24%
Tangible common equity / tangible assets (period end) (1)	6.89%	6.79%	6.87%
Common stock data
Average diluted shares outstanding	325,653,131	325,730,049	324,904,768	325,674,706	296,652,796
Period end shares outstanding	324,275,186	324,258,342	323,301,548
Book value per common share	$13.62	$13.47	$13.39
Tangible book value per common share (1)	$6.44	$6.26	$6.12
Dividend payout ratio (common)	39.71%	47.13%	51.56%	44.05%	61.27%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
				Percent Variance
				3Q18	3Q18
	3Q18	2Q18	3Q17	2Q18	3Q17
Balances at period end
Loans and Leases:
Commercial real estate	$8,845,740	$8,834,322	$8,822,023	0.1	0.3
Commercial and industrial	4,363,457	4,301,387	3,980,584	1.4	9.6
Commercial leases	346,579	337,397	238,724	2.7	45.2
Other	34,732	43,351	39,798	(19.9)	(12.7)
Commercial loans and leases	13,590,508	13,516,457	13,081,129	0.5	3.9
Direct installment	1,778,123	1,892,080	1,925,995	(6.0)	(7.7)
Residential mortgages	2,984,662	2,850,970	2,609,663	4.7	14.4
Indirect installment	1,880,649	1,746,509	1,431,273	7.7	31.4
Consumer LOC	1,605,461	1,653,566	1,769,376	(2.9)	(9.3)
Consumer loans	8,248,895	8,143,125	7,736,307	1.3	6.6
Total loans and leases	$21,839,403	$21,659,582	$20,817,436	0.8	4.9

				Percent Variance
Average balances				3Q18	3Q18	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q18	2Q18	3Q17	2Q18	3Q17	2018	2017	Var.
Commercial real estate	$8,824,269	$8,824,628	$8,779,426	—	0.5	$8,823,898	$7,912,199	11.5
Commercial and industrial	4,332,422	4,290,678	3,945,756	1.0	9.8	4,278,870	3,707,970	15.4
Commercial leases	341,125	287,796	231,030	18.5	47.7	300,657	209,074	43.8
Other	46,800	51,203	43,354	(8.6)	7.9	48,389	47,115	2.7
Commercial loans and leases	13,544,616	13,454,305	12,999,566	0.7	4.2	13,451,814	11,876,358	13.3
Direct installment	1,855,193	1,880,657	1,937,394	(1.4)	(4.2)	1,873,277	1,921,129	(2.5)
Residential mortgages	2,914,294	2,813,829	2,535,398	3.6	14.9	2,817,826	2,307,958	22.1
Indirect installment	1,830,418	1,625,344	1,406,318	12.6	30.2	1,644,561	1,315,170	25.0
Consumer LOC	1,630,408	1,670,895	1,775,640	(2.4)	(8.2)	1,673,316	1,664,347	0.5
Consumer loans	8,230,313	7,990,725	7,654,750	3.0	7.5	8,008,980	7,208,604	11.1
Total loans and leases	$21,774,929	$21,445,030	$20,654,316	1.5	5.4	$21,460,794	$19,084,962	12.4

F.N.B. CORPORATION
(Unaudited)				Percent Variance
(Dollars in thousands)				3Q18	3Q18
Asset Quality Data	3Q18	2Q18	3Q17	2Q18	3Q17
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$79,899	$68,696	$88,391	16.3	(9.6)
Restructured loans	22,322	24,820	23,147	(10.1)	(3.6)
Non-performing loans	102,221	93,516	111,538	9.3	(8.4)
Other real estate owned (OREO) (2)	35,685	39,240	35,416	(9.1)	0.8
Total non-performing assets	$137,906	$132,756	$146,954	3.9	(6.2)
Non-performing loans / total loans and leases	0.47%	0.43%	0.54%
Non-performing loans / total originated loans and leases (3)	0.54%	0.50%	0.69%
Non-performing loans + OREO / total loans and leases + OREO	0.63%	0.61%	0.70%
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.73%	0.71%	0.91%
Non-performing assets / total assets	0.42%	0.41%	0.47%
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$61,820	$48,305	$44,454	28.0	39.1
Loans 90+ days past due	3,972	7,227	10,278	(45.0)	(61.4)
Non-accrual loans	71,936	59,953	77,784	20.0	(7.5)
Total past due and non-accrual loans	$137,728	$115,485	$132,516	19.3	3.9
Total past due and non-accrual loans / total originated loans	0.79%	0.68%	0.91%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$60,832	$43,474	$75,839	39.9	(19.8)
Loans 90+ days past due	61,316	67,889	88,195	(9.7)	(30.5)
Non-accrual loans	7,963	8,743	10,607	(8.9)	(24.9)
Total past due and non-accrual loans	$130,111	$120,106	$174,641	8.3	(25.5)
Delinquency - Total Portfolio
Loans 30-89 days past due	$122,652	$91,779	$120,293	33.6	2.0
Loans 90+ days past due	65,288	75,116	98,473	(13.1)	(33.7)
Non-accrual loans	79,899	68,696	88,391	16.3	(9.6)
Total past due and non-accrual loans	$267,839	$235,591	$307,157	13.7	(12.8)

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in acquired loans prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION
(Unaudited)				Percent Variance
(Dollars in thousands)				3Q18	3Q18	For the Nine Months Ended September 30,		%
Allowance Rollforward	3Q18	2Q18	3Q17	2Q18	3Q17	2018	2017	Var.

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$172,615	$172,410	$159,092	0.1	8.5	$168,682	$150,791	11.9
Provision for credit losses	14,853	15,036	17,175	(1.2)	(13.5)	44,659	46,050	(3.0)
Net loan charge-offs	(14,157)	(14,831)	(13,033)	(4.5)	8.6	(40,030)	(33,607)	19.1
Allowance for credit losses - originated portfolio (2)	$173,311	$172,615	$163,234	0.4	6.2	$173,311	$163,234	6.2
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	1.00%	1.02%	1.12%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	183.87%	203.62%	161.73%
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.33%	0.36%	0.37%			0.33%	0.33%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$3,959	$6,837	$6,607	(42.1)	(40.1)	$6,698	$7,268	(7.8)
Provision for credit losses	1,122	518	(407)	116.6	(375.7)	1,365	(1,676)	(181.4)
Net loan (charge-offs)/recoveries	(511)	(3,396)	582	(85.0)	(187.8)	(3,493)	1,190	(393.5)
Allowance for credit losses - acquired portfolio (3)	$4,570	$3,959	$6,782	15.4	(32.6)	$4,570	$6,782	(32.6)
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$176,574	$179,247	$165,699	(1.5)	6.6	$175,380	$158,059	11.0
Provision for credit losses	15,975	15,554	16,768	2.7	(4.7)	46,024	44,374	3.7
Net loan (charge-offs)/recoveries	(14,668)	(18,227)	(12,451)	(19.5)	17.8	(43,523)	(32,417)	34.3
Total allowance for credit losses	$177,881	$176,574	$170,016	0.7	4.6	$177,881	$170,016	4.6
Allowance for credit losses / total loans and leases	0.81%	0.82%	0.82%
Net loan charge-offs (annualized) / total average loans and leases	0.27%	0.34%	0.24%			0.27%	0.23%

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				3Q18	3Q18	For the Nine Months Ended September 30,		%
Operating net income available to common stockholders:	3Q18	2Q18	3Q17	2Q18	3Q17	2018	2017	Var.
Net income available to common stockholders	$98,753	$83,196	$75,683			$266,701	$169,048
Merger-related expense	—	—	1,381			—	55,459
Tax benefit of merger-related expense	—	—	(483)			—	(18,481)
Merger-related net securities gains	—	—	—			—	(2,609)
Tax expense of merger-related net securities gains	—	—	—			—	913
Discretionary 401(k) contribution	—	874	—			874	—
Tax benefit of discretionary 401(k) contribution	—	(184)	—			(184)	—
Gain on sale of subsidiary	(5,135)	—	—			(5,135)	—
Tax expense of gain on sale of subsidiary	1,078	—	—			1,078	—
Branch consolidation costs	—	6,616	—			6,616	—
Tax benefit of branch consolidation costs	—	(1,389)	—			(1,389)	—
Operating net income available to common stockholders (non-GAAP)	$94,696	$89,113	$76,581	6.3	23.7	$268,561	$204,330	31.4

Operating earnings per diluted common share:
Earnings per diluted common share	$0.30	$0.26	$0.23			$0.82	$0.57
Merger-related expense	—	—	0.01			—	0.19
Tax benefit of merger-related expense	—	—	—			—	(0.06)
Merger-related net securities gains	—	—	—			—	(0.01)
Tax expense of merger-related net securities gains	—	—	—			—	—
Discretionary 401(k) contribution	—	—	—			—	—
Tax benefit of discretionary 401(k) contribution	—	—	—			—	—
Gain on sale of subsidiary	(0.02)	—	—			(0.02)	—
Tax expense of gain on sale of subsidiary	0.01	—	—			0.01	—
Branch consolidation costs	—	0.02	—			0.02	—
Tax benefit of branch consolidation costs	—	(0.01)	—			(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.29	$0.27	$0.24	7.4	20.8	$0.82	$0.69	18.8

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)				For the Nine Months Ended September 30,
	3Q18	2Q18	3Q17	2018	2017
Return on average tangible equity:
Net income (annualized)	$399,766	$341,762	$308,237	$364,640	$234,078
Amortization of intangibles, net of tax (annualized)	11,926	12,077	12,392	12,499	11,051
Tangible net income (annualized) (non-GAAP)	$411,692	$353,839	$320,629	$377,139	$245,129

Average total stockholders' equity	$4,516,008	$4,461,510	$4,426,980	$4,469,577	$3,945,621
Less: Average intangibles (1)	(2,332,926)	(2,337,249)	(2,344,077)	(2,336,627)	(2,028,377)
Average tangible stockholders' equity (non-GAAP)	$2,183,082	$2,124,261	$2,082,903	$2,132,950	$1,917,244

Return on average tangible equity (non-GAAP)	18.86%	16.66%	15.39%	17.68%	12.79%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$391,790	$333,699	$300,266	$356,579	$226,017
Amortization of intangibles, net of tax (annualized)	11,926	12,077	12,392	12,499	11,051
Tangible net income available to common stockholders (annualized) (non-GAAP)	$403,716	$345,776	$312,658	$369,078	$237,068

Average total stockholders' equity	$4,516,008	$4,461,510	$4,426,980	$4,469,577	$3,945,621
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,332,926)	(2,337,249)	(2,344,077)	(2,336,627)	(2,028,377)
Average tangible common equity (non-GAAP)	$2,076,200	$2,017,379	$1,976,021	$2,026,068	$1,810,362

Return on average tangible common equity (non-GAAP)	19.44%	17.14%	15.82%	18.22%	13.10%
Return on average tangible assets:
Net income (annualized)	$399,766	$341,762	$308,237	$364,640	$234,078
Amortization of intangibles, net of tax (annualized)	11,926	12,077	12,392	12,499	11,051
Tangible net income (annualized) (non-GAAP)	$411,692	$353,839	$320,629	$377,139	$245,129

Average total assets	$32,402,803	$31,947,751	$30,910,664	$31,951,681	$28,470,888
Less: Average intangibles (1)	(2,332,926)	(2,337,249)	(2,344,077)	(2,336,627)	(2,028,377)
Average tangible assets (non-GAAP)	$30,069,877	$29,610,502	$28,566,587	$29,615,054	$26,442,511

Return on average tangible assets (non-GAAP)	1.37%	1.19%	1.12%	1.27%	0.93%
Tangible book value per common share:
Total stockholders' equity	$4,524,864	$4,473,242	$4,435,921
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,329,830)	(2,335,445)	(2,351,707)
Tangible common equity (non-GAAP)	$2,088,152	$2,030,915	$1,977,332

Common shares outstanding	324,275,186	324,258,342	323,301,548

Tangible book value per common share (non-GAAP)	$6.44	$6.26	$6.12

(1) Excludes loan servicing rights

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)				For the Nine Months Ended September 30,
	3Q18	2Q18	3Q17	2018	2017
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,524,864	$4,473,242	$4,435,921
Less: intangibles (1)	(2,329,830)	(2,335,445)	(2,351,707)
Tangible equity (non-GAAP)	$2,195,034	$2,137,797	$2,084,214

Total assets	$32,617,595	$32,257,563	$31,123,295
Less: intangibles (1)	(2,329,830)	(2,335,445)	(2,351,707)
Tangible assets (non-GAAP)	$30,287,765	$29,922,118	$28,771,588

Tangible equity / tangible assets (period end) (non-GAAP)	7.25%	7.14%	7.24%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,524,864	$4,473,242	$4,435,921
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,329,830)	(2,335,445)	(2,351,707)
Tangible common equity (non-GAAP)	$2,088,152	$2,030,915	$1,977,332

Total assets	$32,617,595	$32,257,563	$31,123,295
Less: intangibles (1)	(2,329,830)	(2,335,445)	(2,351,707)
Tangible assets (non-GAAP)	$30,287,765	$29,922,118	$28,771,588

Tangible common equity / tangible assets (period end) (non-GAAP)	6.89%	6.79%	6.87%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$170,729	$183,013	$163,743	$524,825	$515,012
Less: amortization of intangibles	(3,805)	(3,811)	(4,805)	(11,834)	(12,716)
Less: OREO expense	(1,492)	(2,233)	(1,421)	(5,092)	(3,412)
Less: merger-related expense	—	—	(1,381)	—	(55,459)
Less: discretionary 401(k) contribution	—	(874)	—	(874)	—
Less: branch consolidation costs	—	(2,939)	—	(2,939)	—
Adjusted non-interest expense	$165,432	$173,156	$156,136	$504,086	$443,425

Net interest income	$234,787	$239,355	$225,231	$700,247	$616,398
Taxable equivalent adjustment	3,400	3,319	5,173	9,823	13,169
Non-interest income	74,834	64,889	66,151	207,226	187,345
Less: net securities gains	—	(31)	(2,777)	(31)	(5,895)
Less: gain on sale of subsidiary	(5,135)	—	—	(5,135)	—
Add: branch consolidation costs	—	3,677	—	3,677	—
Adjusted net interest income (FTE) + non-interest income	$307,886	$311,209	$293,778	$915,807	$811,017

Efficiency ratio (FTE) (non-GAAP)	53.73%	55.64%	53.15%	55.04%	54.68%
(1) Excludes loan servicing rights